Exhibit 99.1

The First Bancshares, Inc. Reports 2nd Quarter 2011 Earnings and Declaration of Dividend

HATTIESBURG, Miss.--(BUSINESS WIRE)--August 3, 2011--The First Bancshares, Inc. (NASDAQ: FBMS), holding company for The First, A National Banking Association, (www.thefirstbank.com) today reported earnings for the quarter ended June 30, 2011. The First Bancshares, Inc. also announced a quarterly dividend of $.0375 per common share. The record date will be August 12, 2011 with a payable date of August 26, 2011.

Net income available to common stockholders for the three months ended June 30, 2011 amounted to $585,000, or $.19 per diluted share, compared to $572,000, or $.19 per diluted share for the same quarter in 2010, an increase of $13,000 or 2.3%.

M. Ray “Hoppy” Cole, President & Chief Executive Officer, commented, “We are pleased to see continued growth in our business as we position the bank for the addition of the 8 Whitney branches we are acquiring. We plan to have the acquisition closed during the third quarter of this year and look forward to welcoming those customers and employees to our team.”

The following are key highlights for the six months ended June 30, 2011:

  Assets grew 7.58% to $541.2 million
  Loans, net of unearned interest increased 4.23% to $346.6 million
  Deposits increased 9.41% to $433.8 million
  Annualized return on average assets increased to .43% during the quarter from .32% at March 31, 2011
  Annualized return on average equity increased to 4.01% during the quarter from 2.89% at March 31, 2011

Net Interest Income and Non-Interest Income

Net interest income for the quarter ended June 30, 2011, was $4.5 million, a $432,000 increase compared to the second quarter of 2010. This improvement was a result of higher loan volume as well as continued decreases in overall funding costs.

Non-interest income increased for the second quarter of 2011 to $1,024,000 as compared to $986,000 for the second quarter of 2010. An increase in fee income and a smaller impairment loss on our securities portfolio attributed to this increase.

Non-Interest Expense

Non-interest expense increased for the second quarter of 2011 to $4,293,000 as compared to $3,895,000 for the second quarter of 2010. This reflects an increase of 10.2% in non-interest expense related to legal costs related to nonrecurring events including compromises of contingent claims and costs associated with the acquisition of the eight Whitney branches.

Total Assets, Net Loans and Deposits

Total assets were relatively unchanged between March 31, 2011, and June 30, 2011. Deposits saw a decrease of $.9 million or .2% over the same period. Total loans, net of unearned interest, increased $9.8 million or 2.9% between March 31, 2011, and June 30, 2011.

At June 30, 2011, The First Bancshares, Inc. reported total loans of $346.6 million, total assets of $541.2 million, total deposits of $433.8 million and stockholders’ equity of $59.0 million. Return on average assets was .43% and return on average equity was 4.01% for the quarter.

About The First Bancshares, Inc.

The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First, A National Banking Association. The First has operations in Hattiesburg, Laurel, Purvis, Picayune, Pascagoula, Bay St. Louis, Wiggins and Gulfport, Mississippi. The Company’s stock is traded on NASDAQ Global Market under the symbol FBMS. Information is available on the Company’s website, www.thefirstbank.com.

Forward Looking Statement

This news release contains statements regarding the projected performance of The First Bancshares, Inc. and its subsidiary. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information on The First Bancshares, Inc. is available in its filings with the Securities and Exchange Commission, available at the SEC’s website, http://www.sec.gov.

THE FIRST BANCSHARES, INC.
FINANCIAL HIGHLIGHTS
(Unaudited)

($ amounts in thousands except earnings per share, book value and total share volume)

	For the three months		For the six months
	ended June 30,		ended June 30,
	2011	2010	2011	2010

Interest income	$5,941	$5,944	$11,674	$11,828
Interest expense	1,430	1,865	2,912	3,959
Net interest income	4,511	4,079	8,762	7,869
Provision for loan losses	305	217	653	382
Net interest income after provision for loan losses	4,206	3,862	8,109	7,487
Non-interest income	1,024	986	1,939	1,827
Non-interest expense	4,293	3,895	8,817	7,593
Income before income taxes	937	953	1,231	1,721
Income taxes	267	304	60	536
Net income	670	649	1,171	1,185
Preferred Dividends	85	63	171	125
Preferred Stock Accretion	-	14	-	28
Net income applicable to Common Stock	585	572	1,000	1,032

Earnings per share applicable to common stockholders
Basic	$.19	$.19	$.33	$.34
Diluted	.19	.19	.33	.34
Dividends per share	.0375	.025	.075	.010

	June 30,	December 31,		June 30,
	2011	2010		2010

Total assets	541,180	503,045		497,011
Cash and due from banks	29,238	24,894		15,374
Federal funds sold	125	9,083		13,079
Investment securities	131,231	104,537		105,330
Loans, net of unearned interest	346,629	332,573		331,452
Allowance for loan losses as % of net loans	1.20%	1.39%		1.30%
Loans past due 90 days and still accruing	1,237	1,071		288
Non-accrual loans	2,903	4,212		5,144
Non-accrual securities	1,950	1,950		1,700
Other real estate owned	4,854	3,995		3,822
Total nonperforming assets	10,944	10,417		10,954
Deposits-interest bearing	383,709	348,167		358,235
Deposits non-interest bearing	50,072	48,312		46,944
Total deposits	433,781	396,479		405,179
Borrowed funds	30,070	30,107		30,906
Subordinated debentures	10,310	10,310		10,310
Stockholders’ equity	59,044	57,099		44,426
Book value (per share)	$13.67	$13.18		$13.06
Total shares outstanding	3,066,072	3,032,222		3,019,869

CONTACT:
The First Bancshares, Inc.
M. Ray “Hoppy” Cole, CEO
or
DeeDee Lowery, CFO
601-268-8998